Exhibit 10.37

AGREEMENT REGARDING CONVERSION OF
UNSECURED PROMISSORY NOTE

THIS AGREEMENT REGARDING CONVERSION OF UNSECURED PROMISSORY NOTE is entered into as of April 29, 2011 (this “Agreement”), by and between VistaGen Therapeutics, Inc., a California corporation (the “Company), and Matthew J. Dillon and Jill S. Dillon as Trustees of the Dillon Family Trust (“Holder”).

RECITALS

WHEREAS, the Company has previously issued to Holder an Unsecured Promissory Note, dated September 20, 2010, in the original principal amount of one hundred sixty-six thousand two hundred fifty dollars ($162,250.00) (as amended by Amendment No. 1, dated November 19, 2010 and Amendment No. 2, dated December 30, 2010, the “Original Note”).

WHEREAS, the Original Note was payable on the earlier of (i) April 30, 2011, or (ii) ten (10) business days following the closing of the Company’s private equity financing with gross cash proceeds to the Company of at least $5,000,000.

WHEREAS, the Company, Excaliber Enterprises, Ltd., a Nevada corporation (“PubCo”), and a wholly owned subsidiary of PubCo (“Merger Sub”) anticipates entering into an Agreement and Plan of Merger on or about April 30, 2011 pursuant to which Merger Sub will merge with and into the Company with the Company remaining as the surviving entity after the merger and shareholders of the Company receiving common stock of PubCo in exchange for their capital stock of the Company (the “RPO Transaction”).

WHEREAS, Holder and the Company wish to enter into this Agreement in order to provide for installment payment of the amounts owed under the Original Note.

NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions set forth below, the Company and Holder agree as follows:

AGREEMENT

1.
As full payment of all amounts owed on the Original Note, the Holder hereby agrees to accept a new promissory note of the Company in the original principal amount of One Hundred Seventy-Five Thousand Dollars ($175,000), in the form of Exhibit A (the “New Note” and together with the Old Note, the “Notes”) immediately prior to the closing of the RPO Transaction. Upon receipt of the New Note, Holder shall mark the Original Note paid in full and return the Original Note to the Company for cancellation.

2.
In the event the RPO Transaction closes after April 30, 2011 but before June 30, 2011, by execution of this Agreement, the Holders, in respect of the New Note holder is entitled to receive in connection with this Agreement, hereby agrees to forebear from taking any action to enforce the repayment obligations under the Notes prior to June 30, 2011.  In the event the RPO Transaction does note close on or prior to June 30, 2011, the entire unpaid balance of the New Note shall immediately become fully due and payable.

3.
The undersigned trustee of the Dillon Family Trust represents and warrants that he or she has authority to sign this trust on behalf of such trust and to legally bind such trust notwithstanding that such trust has two trustees.

4.	Miscellaneous.

(a)
Each party agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

(b)	This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of California.

(c)
This Agreement contains the entire agreement of the parties with respect to the subject matters hereof and supersedes all prior agreements, written or oral. This Agreement may only be amended by a written instrument signed by all parties.

(d)
 This Agreement may be executed in counterparts and by separate parties on separate counterparts, each of which shall be deemed an original for all purposes and all of which when taken together shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:                                                                                     HOLDER:

VISTAGEN THERAPEUTICS, INC.                                                                                     THE DILLON FAMILY TRUST

By:______________________________                                                                                     By:___________________________
Shawn K. Singh, CEO                                                                                     Signature

Print Name: ___________________
Trustee

EXHIBIT A

PROMISSORY NOTE

$175,000 April 29, 2011
 South San Francisco, California

FOR VALUE RECEIVED, VistaGen Therapeutics, Inc., a California corporation with its principal place of business located at 384 Oyster Point Blvd., Suite #8, South San Francisco, CA 94070 (the “Company”), promises to pay to the order of Matthew J. Dillon and Jill S. Dillon as Trustees of The Dillon Family Trust located at 2068 Eaton Avenue, San Carlos, CA 94070, or its registered assigns (“Holder”); the principal sum of One Hundred Seventy Five Thousand Dollars ($175,000), with interest from April 30, 2011, at the rate of seven per cent (7.0%) per annum on the unpaid balance until paid or until default, both principal and interest payable in lawful money of the United States of America, at the location of Holder set forth above or at such place as Holder may designate in writing.

1.	Payments.

(a)	Principal and interest on this Note shall be due and payable as follows:

(1)
One payment of Fifty Thousand Dollars ($50,000) payable within three (3) business days of the closing by the Company of a private equity financing resulting in gross proceeds to the Company totaling at least three million dollars ($3,000,000), including consideration paid by cancellation of indebtedness (other than cancellation of indebtedness of any convertible promissory notes that are convertible into equity securities of the Company by their terms);

(2)	four payments of $5,000 on or before the first day of each month commencing May 1, 2011, and ending August 1, 2012;

(3)	nine payments of $11,125 on or before the first day of each month commencing September 1, 2011, and ending May 1, 2012; and

(4)	One final payment equal to the full remaining balance of principal and interest owed on this Note payable on or before May 2, 2012.

(b)	If any payment on this Note becomes due and payable on a day other than a business day, the maturity thereof shall be extended to the next succeeding business day.

(c)	Each installment paid on this Note shall be applied first to payment of interest then accrued and due on the unpaid principal balance, with the remainder applied to the unpaid principal.

(d)
This Note may be prepaid in full or in part at any time without penalty or premium, provided that accrued interest is first paid on the amount of principal being prepaid. Partial prepayments shall be applied to installments due in reverse order of their maturity.

2.	Default.

(a)	Events of Default. For purposes of this Note, any of the following events which shall occur shall constitute an “Event of Default”:

(1)
any indebtedness under this Note is not paid when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, and any such amount shall remain unpaid for a period of thirty (30) days after the due date thereof;

(2)
the Company shall (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (ii) become subject to the appointment of a receiver, trustee, custodian or liquidator for itself or any part of its property if such appointment is not terminated or dismissed within thirty (30) days, (iii) make an assignment for the benefit of creditors, (iv) fail generally or admit in writing to its inability to pay its debts as they become due, (v) institute any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or file a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law; or file an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (vi) become subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing, or have an order for relief entered against it in any proceeding under the United States Bankruptcy Code; or

(3)
the Company shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), (ii) suspend its operations other than in the ordinary course of business, or (iii) take any action to authorize any of the actions or events set forth above in this Section 5(a) (iv);

(b)	Consequences of Events of Default.

(1)
If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, Holder may, upon notice or demand, declare the outstanding indebtedness under this Note to be due and payable, whereupon the outstanding indebtedness under this Note shall be and become immediately due and payable, and the Company shall immediately pay to Holder all such indebtedness. Upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the United States Bankruptcy Code, then all indebtedness under this Note shall automatically be due immediately without notice of any kind. The Company agrees to pay Holder all out-of-pocket costs and expenses incurred by Holder in any effort to collect indebtedness under this Note, including attorneys’ fees.

(2)	Holder shall also have any other rights which Holder may have been afforded under any contract or agreement at any, time and any other rights which ‘Holder may have pursuant to applicable law.

3.
Lost, Stolen, Destroyed or Mutilated Notes. In case any Note shall be mutilated, lost, stolen or destroyed; the Company shall issue a new Note of like date; tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation .of any mutilated note, or in lieu-of any Note lost, stolen or destroyed; upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Note.

4.	Governing Law. This Note is to be construed in accordance with and governed by the laws of the State of California.

5.
Amendment and Waiver. Any term of this Note and the observance of any term of this Note may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the Company and Holder

6.
Notices. Except as may be otherwise, provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made to the address of the party given in the heading of this Note or to such other address given by notice, and shall be deemed delivered when received as evidenced by a delivery confirmation by the United States Post Office or a recognized overnight carrier.

7.
Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.	Assignment. The Company shall not have the right to assign its rights and obligations hereunder or any interest herein.

9.
Remedies Cumulative; Failure or Indulgence Not a Waiver. The remedies provided in this Note shall be cumulative and in addition to all other remedies provided at law. No failure or delay on the part of Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

10.
Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of Holder as of the date of issuance hereof, shall initially be the address for Holder as set forth below); provided that Holder may .elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and Holder’s wire transfer instructions. Whenever any payment to be made shall otherwise be due on a day which is not a business day, such payment shall be made on the immediately succeeding business day and such extension of time shall be included in the computation of accrued interest.

11.
Excessive Interest. Notwithstanding any: other provision herein .to: the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at .no time exceed the maximum rate permitted by applicable law. If, for any circumstance whatsoever, the interest rate charged exceeds .the maximum rate permitted by applicable law, the interest rate shall be reduced to the maximum rate permitted, and if Holder shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder (without charge for prepayment) and not to the payment of interest; or such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to the Company.

12.	Waiver of Notice.. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance; default or enforcement of this Note.

IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer as of the date first above written.

VISTAGEN THERAPEUTICS, INC.

By: ___________________________________
Shawn K Singh, Chief Executive Officer